Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

As the independent registered public accountants of Zonzia Media, Inc., we hereby consent to the incorporation by reference in Amendment No. 2 to the the Form S-1 of Zonzia Media, Inc., our report dated April 15, 2015, relating to the consolidated balance sheet of Zonzia Media, Inc., as of December 31, 2014, and the related consolidated statement of operations, stockholders' deficit and cash flows for the period from May 24, 2014 to December 31, 2014, and the related notes to the consolidated financial statements.

We also consent to the reference to our firm under the caption “Experts”.

Haynie & Company

Salt Lake City, Utah

August 20, 2015